EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
jeffh@yorkwater.com
Or	Kathleen M. Miller, Chief Financial Officer
kathym@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS 3rd QUARTER AND NINE MONTHS EARNINGS

York, Pennsylvania, November 6, 2015:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the third quarter and the first nine months of 2015.

President Hines reported that third quarter operating revenues of $12,368,000 increased $306,000 and net income of $3,520,000 increased $455,000 compared to the third quarter of 2014.  Earnings per share of $0.28 for the three-month period increased $0.05 compared to the same period last year.  Higher revenues, lower income taxes and controlled expenses caused the increase in net income.

President Hines also reported that the first nine months operating revenues of $35,472,000 increased $1,071,000, and net income of $8,973,000 increased $1,040,000 compared to the first nine months of 2014.  Higher revenues were due to an increase in rates as approved by the Pennsylvania Public Utility Commission effective February 28, 2014, an interconnection with a neighboring municipality to provide water due to an emergency event, and increases in the number of water and wastewater customers.  The increased revenues, along with lower income taxes resulting from increased deductions of tangible property expenditures, offset higher operating expenses primarily for depreciation, chemicals, pension, and maintenance. Earnings per share for the nine-month period were $0.09 higher than the same period in 2014.

During the first nine months of 2015, the Company invested $10.3 million in construction expenditures for expansion of its service territory, upgrades to water treatment facilities, replacement and improvement of a portion of its infrastructure and other routine items.  In addition, the Company invested $94,000 in the acquisition of water facilities.  The Company estimates it will invest an additional $2.5 million in 2015, excluding acquisitions, for improvements to its pipes, filtration system, facilities, and dams to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.

	Period Ended September 30
	In 000's (except per share)
	Quarter		Nine Months
	2015	2014	2015	2014
Operating Revenues	$12,368	$12,062	$35,472	$34,401
Net Income	$3,520	$3,065	$8,973	$7,933
Average Number of Common Shares Outstanding	12,835	12,824	12,844	12,903
Basic Earnings Per Common Share	$0.28	$0.23	$0.70	$0.61
Dividends Declared Per Common Share	$0.1495	$0.1431	$0.4485	$0.4293

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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